Exhibit 5.2

Harney Westwood & Riegels (BVI) LP

Craigmuir Chambers, PO Box 71

Road Town, Tortola VG1110

British Virgin Islands

Tel: +1 284 494 2233

Fax: +1 284 494 3547

14 August 2026

george.weston@harneys.com

+1 284 852 4333

061318.0003/GYW/PKM

WESHOP HOLDINGS LIMITED

c/o CCS Trustees Limited

Mandar House, 3rd Floor

P.O. Box 2196

Johnson’s Ghut

Tortola, VG1110

British Virgin Islands

Dear WeShop Holdings Limited

WeShop Holdings Limited, Company No 2046056 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the resale of up to 3,144,859 Class A ordinary shares in the Company (the Class A Ordinary Shares) comprising (i) 691,734 shares held by John Garner and acquired through the exercise of vested options under the Company’s equity incentive arrangements at $9.64 per share, and (ii) 2,453,125 shares held by Sidney PTC Limited and acquired by Sidney PTC Limited as trustee of a trust established by Richard Griffiths. John Garner and Sidney PTC Limited, as identified in the Prospectus, are referred to in this opinion collectively as the Selling Shareholders (as set out in the Registration Statement).

The Class A Ordinary Shares are being offered for resale pursuant to the Company’s Post-Effective Amendment No. 3 to the Registration Statement on Form F-1 and accompanying prospectus (Prospectus) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (Registration Statement).

Where the context provides, capitalised terms defined in the Registration Statement shall have the same meanings when used in this opinion.

We are furnishing this opinion as Exhibit 5.2 and 23.3 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) which are all the documents which we consider necessary and appropriate for the matters set out in this legal opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

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Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1.	The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

2.	The Class A Ordinary Shares of the Company held by the Selling Shareholders which are the subject of the Registration Statement and are being offered for resale, have been validly issued, fully paid and non-assessable, and there is no further obligation on the part of the holders of any of the Class A Ordinary Shares to make any further payment to the Company in respect of such Class A Ordinary Shares.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Harney Westwood & Riegels (BVI) LP

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Schedule 1

List of Documents and Records Examined

1	A copy of the Company’s certificate of continuation and the memorandum and articles of association of the Company dated 16 October 2020, as amended on 6 November 2025 (Memorandum and Articles) which our searches dated 14 August 2026 show have not been subsequently amended.

2	The records and information certified by CCS Trustees Limited, the registered agent of the Company, on 12 August 2026 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate).

3	The public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 14 August 2026.

4	A certificate of good standing issued by the Registrar of Corporate Affairs with respect to the Company dated 10 August 2026.

5	The records of proceedings on file with, and available for inspection on 14 August 2026 at the High Court of Justice, British Virgin Islands.

6	Copies of the resolutions of the board of directors of the Company dated 5 August 2026 approving, amongst other things, the Company’s entry into, and authorising the execution and delivery by the Company of, the Statement (the Resolutions).

(1 to 6 above are the Corporate Documents).

7	The Registration Statement.

The Corporate Documents and the document referred to at 7 above are collectively referred to in this opinion as the Documents.

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Schedule 2

Assumptions

1	Directors. The board of directors of the Company considers the filing of the Registration Statement and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Statement which has not been properly disclosed in the Resolutions.

2	Solvency. The Company was on the date of this opinion able to pay its debts as they became due, and the resale of the Class A Ordinary Shares as contemplated by the Registration Statement will not cause the Company to become unable to pay its debts as they fall due.

3	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Registration Statement conforms in every material respect to the latest draft of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

4	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete. The information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

5	Resolutions. The written Resolutions have been duly executed (and where executed by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

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Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

4	Non-assessable. In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the British Virgin Islands.

6	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.

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